EXHIBIT 10.2

WESTMORELAND COAL COMPANY	Number: GP- 04 Issue/Revision Date: June 1, 2010 Supersedes Policy: dated 7/26/04 and GP-04 dated 5/21/07 and 12/31/08

Approved Issuing Officer:

/s/ Keith E. Alessi

Title: Severance Policy	Name: Keith E. Alessi
Title: CEO
POLICY STATEMENT
It is the policy of Westmoreland Coal Company and its subsidiaries, hereinafter collectively “the Company,” to pay severance benefits under certain specific circumstances, as defined by this policy, to certain non-union employees who are involuntarily terminated for reasons other than cause and under certain conditions described herein. The purpose of severance is to aid employees for hardships incurred upon loss of employment. This policy applies to non-union employees of the Company and all of its direct and indirect subsidiaries (each such entity, an “Employer” for its employees, and each such employee, an “Employee” or “you”).
FUTURE OF THE POLICY
Although the Company currently expects to continue the provisions of this policy at its sole discretion, the Company reserves the right to change or amend at any time, any and all terms and conditions of this policy, or to terminate this policy in its entirety, upon six (6) months notice to employees covered under this policy. Furthermore, the Company reserves the right to interpret and construe the provisions of this Policy, including the determination of the eligibility for and amount of benefits under the Policy, to the fullest extent permissible by law.
ELIGIBILITY
You are an “Eligible Employee” if:
•	You are an active full-time employee of the Employer, scheduled to work at least 40 hours per week, AND

•	Your employment terminates due to:
1.	Involuntary termination that is not for Cause, including but not limited to, permanent layoff, permanent reduction in force, or termination of employment due to lack of work or job elimination; or

2.	The sale of a facility or division or segment of business unless, following such sale, you are subsequently employed by the purchaser of the facility or division or segment of business; or

3.
A position being relocated in which the distance between the relocated place of employment and your residence is at least 50 miles greater than the distance between your former place of employment and your residence, and you do not continue employment at the relocated place of employment;

Title: Severance Policy	No. GP-04	Date Issued: June 1, 2010	Supersedes Policy dated 7/26/04 and GP-04 dated 5/21/07 & 12/31/08
•	You have a position on the date your employment terminates that is listed in the Position or Classification section of the attached Addendum;

•
Within 30 days following your termination with Employer you do not receive an offer of Similar Employment from the Employer or any of its affiliates or subsidiaries, or (i) your employment is terminated by the Employer as a result of or in relation to a sale of the Employer or any of its assets, business unit(s), or divisions(s), subsidiaries or affiliates or the contracting out or outsourcing of any function within the Employer, and (ii) you do not receive an offer of Similar Employment from the purchasing, contracting, or outsourcing party or a successor thereto. “Similar Employment” means a position with pay and Working Conditions that are reasonably comparable to that of your last position with the Company. For purposes of the Policy, “Working Conditions” do not include employee benefits. An Employee is not eligible for severance benefits hereunder, if that an Employee does not accept the Similar Employment; and

•
You sign, return to the Company and do not revoke the Release Agreement (“Release Agreement”) within the time frames specified in that document or a letter accompanying same in a form satisfactory to the Company.

INELIGIBILITY
The following are NOT Eligible Employees:
•	Employees who are covered by a collective bargaining agreement that does not provide for participation in this Policy;

•	Seasonal, Part-time and/or Temporary workers (as reflected in the Employer’s payroll system) and independent contractors;

•	Employees whose employment is terminated due to the employee’s resignation, death, or disability (as defined in the Company’s applicable long-term disability Policy);

•	Employees whose employment is terminated for Cause, as defined herein.
1.
For Cause: Gross or willful misconduct that is injurious to the Company, or its direct or indirect subsidiaries or affiliates, which includes but is not limited to an act or acts constituting embezzlement, misappropriation of funds or property of such entities, larceny, fraud, gross negligence, crime or crimes resulting in a felony conviction, moral turpitude or behavior that brings the Employee into public disrepute, contempt, scandal or ridicule or that reflects unfavorably upon the reputation or high moral or ethical standards of the Company (or the Employer) or violation of Company (or Employer) policy including but not limited to the policies set forth on Code of Business Conduct and Fitness for Duty; willful misrepresentation to the Company’s or an Employer’s directors, officers, managers, supervisors, employees or third parties; or failure to meet the duties of care and loyalty to the Company or the Employer. For purposes of this paragraph, failure to act on the participant’s part shall be considered “willful” if done by the participant without a reasonable belief that the omission was in the best interest of the Company or the Employer;

Title: Severance Policy	No. GP-04	Date Issued: June 1, 2010	Supersedes Policy dated 7/26/04 and GP-04 dated 5/21/07 & 12/31/08
•	Any Employee who refuses to sign, revokes or subsequently breaches the Release Agreement;

•	Any Employee who is in material violation of company policy or in material breach of statutory or common law duties that the Employee owes to the Employer; and

•	Any Employee who is not otherwise an Eligible Employee, as provided above.
PROVISIONS
DETERMINATION AND PAYMENT OF SEVERANCE PAYMENTS
If you are an Eligible Employee, you may be eligible to receive severance benefits that consist of three parts: Severance Compensation; Medical, Vision, and Dental Benefit Continuation; and Outplacement Assistance.
•
Severance Compensation. Severance compensation will be calculated based upon your Position or Classification on the date your employment terminates and completed Years of Service as set forth in the attached Addendum.

For purposes of calculating severance compensation, base pay means your “weekly base pay” in effect for the payroll period during which employment with your Employer is terminated. Overtime, bonuses, commissions, incentive pay and any taxable or nontaxable fringe benefit or payment will be excluded. “Weekly base pay” means 40 hours multiplied by your base hourly rate only for hourly Employees, and your annual base salary divided by 52 for exempt Employees. Your “monthly base pay” is computed by multiplying your “weekly base pay” by 52 and then dividing that number by 12. “Year of Service” means each completed full year of continuous service with the Company or any other Employer from your date of hire. Partial Years of Service will not be included in calculating your severance compensation.

In addition, your severance benefit under the Severance Policy will be reduced (but not below zero) by all amounts of severance pay or similar pay to which you may be entitled to under any other Company Severance Policy, benefits mandated by state or federal law, payment in lieu of WARN notification or any individual written employment agreement or other written agreement relating to payment upon separation from employment or change of control of the Company.

Severance payments will be paid in equal installments on the normal payroll schedule or in a lump-sum payment as determined solely by the Employer (except that for payments to a CEO of an Employer, the determination shall be made by the Employer’s board of directors, excluding the CEO if a board member) and shall be net of any tax, medical or other required withholdings. Severance payments shall commence upon the Employee’s “separation of service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Code”) from the Employer; provided, however, any payments that would otherwise be made in the case of a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, within six months after such Employee’s separation from service (but only with respect to payments that would otherwise be subject to additional tax under Code Section 409A), shall be delayed until the date of such Employee’s separation from service or, if applicable, expiration of the six month period (or, if earlier, the date of death of the Employee).

No severance payments will be made later than two years after the separation from service or without the return of an executed and non-revoked Release Agreement.

Title: Severance Policy	No. GP-04	Date Issued: June 1, 2010	Supersedes Policy dated 7/26/04 and GP-04 dated 5/21/07 & 12/31/08
•
Medical, Dental, and/or Vision Benefit Continuation. If you have medical, dental, and/or vision coverage provided by or through the Employer upon your termination of employment, these coverages will terminate at the end of the month following the date your employment terminates. You and your dependents have the right to continue your benefits under COBRA. If you choose to continue your benefits under COBRA, the Employer will share in the cost of the established COBRA rate through the period specified in the attached Addendum based on your Position or Classification on the date your employment terminates. You will be responsible to share the cost of the COBRA rate by paying an equivalent of the established employee premium rate through your specific severance period. The Employer reserves the right to pay you a lump-sum value of the established COBRA rate equal to the length of your specified severance period in lieu of paying the Employer share of cost, in which case you will then be required to pay the full COBRA rate for any continued coverage, and the lump sum payment to you will be taxable income to you. At the end of your specified severance period, you will be responsible for the entire COBRA rate (both employee and Employer portions) through the remaining COBRA period.

Additionally, the benefit continuation benefit applies only to medical, dental, and vision benefits under Employer-sponsored Plans. It is not provided for the cost of any flexible spending account coverage (which in certain circumstances is also subject to COBRA) or other benefits (for example life insurance or long term disability benefits.) Except for the limited continuation of health coverage discussed here, other employee benefit plans and arrangements of the Employer stop when your employment terminates in accordance with the standard rules of such Plans and arrangements.

•
Outplacement Assistance. You will be able to obtain outplacement assistance services from an outplacement firm selected by the Employer for a specified period of time, as indicated in the Addendum, based on your Position or Classification on the date your employment terminates. You must begin such outplacement assistance within three months of your employment termination to receive this benefit.

CONDITIONS TO PAYMENT OF BENEFITS
As a condition of your entitlement to severance benefits under the Severance Policy, you must agree in writing to release the Company and others associated with the Company from any and all legal claims, except those preserved by public policy, associated with your employment by the Employer by signing and not revoking the Release Agreement.
Your severance benefits will be paid in equal installments or in a lump-sum payment, solely determined by the Company, after the expiration of any applicable waiting periods set forth in the Release Agreement and starting within two pay periods of said waiting period and never to exceed two years (unless payment is delayed as provided in Section 5.1 herein). Your severance benefits will be subject to all applicable tax and other withholdings. No deductions will be made as contributions to the Westmoreland Coal Company Savings and Retirement 401(k) Policy. As

Title: Severance Policy	No. GP-04	Date Issued: June 1, 2010	Supersedes Policy dated 7/26/04 and GP-04 dated 5/21/07 & 12/31/08 provided above, you will not be paid severance benefits if you are in material violation of applicable Company policies or you are in violation of any other legal or contractual obligation you may owe the Employer, including without limitation the Release Agreement. To the extent that an Eligible Employee is or has been covered by any other Company or Employer severance Policy(ies) or arrangement(s), this Severance Policy expressly supersedes and replaces any and all such Policy(ies) or arrangement(s) (other than an individual written employment agreement or other written agreement relating to payment upon separation from employment, including change of control agreements) the terms of which will supersede this Policy to the extent such terms are inconsistent herewith.
If you become re-employed with the Company or another Employer in any category of employment prior to your completion of the severance compensation period, your severance benefits under the Severance Policy resulting from the termination will cease, and if you received a lump sum, you will be required to reimburse the Company for the remaining pro-rated amount of severance in accordance with your identified severance period as referenced in the attached Addendum. You again will be subject to the terms of this Policy.
If a court of competent jurisdiction, including without limitation a United States Bankruptcy Court, limits the amount or ability of the Company to pay benefits hereunder, neither the Company, its subsidiaries, affiliates, or successors and their respective employees, officers, directors, shareholders, and agents will have any liability therefore. Likewise, regardless of whether benefits described hereunder are in certain jurisdictions deemed to be wages or compensation, no employee, officer, director, shareholder, or agent of the Company or its subsidiaries, affiliates or successors assumes any liability for the payment of benefits hereunder.
SURVIVABILITY OF PAYMENTS
The commitments under this Policy shall survive, to the extent permissible by law, upon the bankruptcy, insolvency, liquidation or dissolution of the Company.

Title: Severance Policy	No. GP-04	Date Issued: June 1, 2010	Supersedes Policy dated 7/26/04 and GP-04 dated 5/21/07 & 12/31/08
ADDENDUM
WESTMORELAND COAL COMPANY SEVERANCE POLICY FOR NON-UNION EMPLOYEES
JUNE 1, 2010

		Position or	Severance	Outplacement	Health Benefit
Grade	Level	Classification	Compensation	Assistance	Cost Share
12 & Above	1
•   CEO

•   Chief Financial Officer

•   General Counsel

•   Vice Presidents of a Functional Area

•   Such other positions not listed above that participate in the Annual Incentive Plan at levels 1 and 2 (40% — 100%)

			Twelve months of monthly base pay as defined in this document	Nine-month program	Twelve months

11	2	• Directors of a Functional Area • Assistant General Counsel • Such other positions not listed above which participate in the Annual Incentive Plan at Level 3 (30%)	Nine months of monthly base pay; plus one week of base pay for each year of service, not to exceed a maximum of 12 months of monthly base pay as defined in this document.	Six-month program	Nine months

9, 10	3	• Senior Managers of a Functional Area • Such other positions not listed above which participate in the Annual Incentive Plan at Level 4 (20%)	Six months of monthly base pay; plus one week of base pay for each year of service, not to exceed a maximum of 12 months of monthly base pay as defined in this document.	Three-month program	Six months

8, 9	4	• Other Management Personnel or key contributors • Such other positions not listed above which participate in the Annual Incentive Plan at Level 5 (15%)	One month of monthly base pay as defined in this document plus one week of weekly base pay as defined in this document for each year of service not to exceed 26 weeks	Two-week program	Equal to Severance Compensation

6, 7	5	Other Exempt Salaried Personnel who are Individual Contributors and are grandfathered into the Annual Incentive Plan at level 5 (15%)	One month of monthly base pay as defined in this document + one week of weekly base pay as defined in this document for each year of service not to exceed 26 weeks	Two-day program	Equal to Severance Compensation

5 & Below	6	Non-Exempt or Hourly Personnel	One week of weekly base pay as defined in this document per Year of Service — two-week minimum not to exceed 26 weeks	Two-day program	One month